Exhibit 99.1

Contact:

Derek Cole

Vice President of Investor Relations

720.940.2100

ARCA BIOPHARMA AND MEDTRONIC TO COLLABORATE ON ATRIAL

FIBRILLATION CLINICAL TRIAL FOR GENCAROTM

Patients in Novel Clinical Trial Will Have Cardiac Rhythms Continuously Monitored

With Implanted Medtronic Devices

Broomfield, CO, April 22, 2013 – ARCA biopharma, Inc. (Nasdaq: ABIO), a biopharmaceutical company developing genetically-targeted therapies for cardiovascular diseases, today announced that it has entered into an agreement with Medtronic, Inc. (NYSE:MDT), a leader in medical technologies to improve the treatment of chronic diseases, including cardiac rhythm disorders, to collaborate on ARCA’s proposed clinical trial, known as GENETIC-AF, of its lead developmental drug Gencaro (bucindolol hydrochloride).

GENETIC-AF is planned as a Phase 2b/3 clinical trial comparing Gencaro to metoprolol CR/XL for prevention of atrial fibrillation (“AF”) in patients with heart failure and reduced left ventricular ejection fraction (“HFREF”). ARCA plans to enroll only patients with the genetic variant of the beta-1 cardiac receptor which the Company believes responds most favorably to Gencaro. GENETIC-AF has an adaptive design, under which the Company plans to initiate it as a Phase 2b study in approximately 200 patients and then, depending on the results of an interim analysis, expand the trial to a Phase 3 study by enrolling an estimated additional 420 patients.

Under the collaboration, ARCA plans, with the support of Medtronic, to conduct a substudy that will include continuous monitoring of the the cardiac rhythms of all 200 patients enrolled during the Phase 2b portion of GENETIC-AF. Each patient will have heart rhythm monitoring via a Medtronic device, either a previously implanted cardiac resynchronization or defibrillation device, or a previously or newly inserted Reveal® loop recorder. The collaboration substudy will measure AF burden, defined as a patient’s actual time in AF regardless of symptoms. In determining the presence of an efficacy signal in the Phase 2b portion of the trial AF burden will be evaluated along with time to mortality or recurrent AF, which will also be the Phase 3 primary endpoint.

ARCA believes that the AF burden endpoint will help provide an accurate and comprehensive assessment of each patient’s AF episodes, and will be useful in evaluating the relative efficacies of Gencaro and metoprolol CR/XL. Under the collaboration, Medtronic will support the implantation and use of the Medtronic monitoring devices, and will manage the AF burden data collection and analysis. If GENETIC-AF proceeds to Phase 3, the parties will seek to enroll at least 100 additional patients in the AF burden substudy.

Dr. Michael Bristow, MD, PhD. President and Chief Executive Officer of ARCA, said, “We are excited about our collaboration with Medtronic on GENETIC-AF. We believe that the use of implanted, continuous monitoring devices that allow for the more precise measurement of atrial fibrillation represents the next generation of diagnosis and treatment options for patients at risk for this disease. The GENETIC-AF trial has the potential to result in an approvable new therapy that is safe and effective for HFREF patients at high risk for atrial fibrillation.”

AF is considered an epidemic cardiovascular disease with an estimated prevalence of at least 2.7 million Americans in 2010. The approved therapies for the treatment or prevention AF have certain disadvantages in HFREF patients, such as toxic or cardiovascular adverse effects, and most of the approved drugs for AF are contra indicated or have warnings in their prescribing information for such patients. ARCA believes there is an unmet medical need for new AF treatments that have fewer side effects than currently available therapies and are more effective, particularly in HFREF patients.

About ARCA biopharma

ARCA biopharma is dedicated to developing genetically-targeted therapies for cardiovascular diseases. The Company’s lead product candidate, GencaroTM (bucindolol hydrochloride), is an investigational, pharmacologically unique beta-blocker and mild vasodilator being developed for atrial fibrillation. ARCA has identified common genetic variations that it believes predict individual patient response to Gencaro, giving it the potential to be the first genetically-targeted atrial fibrillation prevention treatment. ARCA has a collaboration with the Laboratory Corporation of America (LabCorp), under which LabCorp has developed a companion genetic test for Gencaro. For more information please visit www.arcabiopharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the potential for genetic variations to predict individual patient response to Gencaro, Gencaro’s potential to treat atrial fibrillation, future treatment options for patients with atrial fibrillation, the role of AF burden in diagnosis and treatment of atrial fibrillation and the potential for Gencaro to be the first genetically-targeted atrial fibrillation prevention treatment. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company’s financial resources and whether they will be sufficient to meet the Company’s business objectives and operational requirements; results of earlier clinical trials may not be confirmed in future trials, the protection and market exclusivity provided by the Company’s intellectual property; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes. These and other factors are identified and described in more detail in ARCA’s filings with the SEC, including without limitation the Company’s annual report on Form 10-K for the year ended December 31, 2012, the Company’s Registration Statement on Form S-1 (Registration No. 333-187508), and subsequent filings. The Company disclaims any intent or obligation to update these forward-looking statements.

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